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                                                                    EXHIBIT 10.8

                              AMENDED AND RESTATED
                        TRADEMARK LICENSE AGREEMENT (UK)

         This Agreement is made and entered into as of December 1, 2000, by and between HALLMARK CARDS, INCORPORATED ("Hallmark") and CROWN ENTERTAINMENT LIMITED ("Crown") f/k/a Hallmark Entertainment (UK) Limited).

         WHEREAS, Hallmark and Crown have previously entered into an Amended and Restated Trademark License Agreement dated January 1, 2000 ("Previous Trademark Agreement") whereby Hallmark licensed to Crown certain rights to use the trademark "Hallmark Entertainment" in the Territory (as defined herein); and

         WHEREAS, Hallmark is the owner of or is in the process of filing for trademark applications for the trademarks "Hallmark Entertainment" and "Hallmark" in the Territory (as defined herein); and

         WHEREAS, Crown desires to use the trademarks "Hallmark Entertainment" and "Hallmark" and associated logos designated by Hallmark (the "Licensed Marks") in the Territory on the terms and subject to the conditions specified herein; and

         WHEREAS, Hallmark desires to permit Crown to use the Licensed Marks in the Territory subject to the terms and conditions herein provided, and not otherwise.

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto hereby amend and restate the Previous Agreement in its entirety as follows:

         1. Grant. To the extent of its present and future ownership interest therein, and subject to the terms and conditions of this Agreement, Hallmark hereby grants to Crown the rights below listed for the term of this Agreement, but only for so long as Hallmark and/or its wholly owned subsidiaries collectively beneficially own at least 51% of the voting interest and 35% of the equity interest of Crown Media Holdings, Inc. and designate a majority of the Board of Directors of Crown Media Holdings, Inc. and no event of Default has occurred hereunder:

                  a. The non-exclusive, royalty-free license in the United Kingdom of Great Britain and Northern Ireland, the Republic of Ireland, the Isle of Man and the Channel Isles (the "Territory") to use the Licensed Marks in connection with Crown's promotion, marketing, advertising, distribution and sale of the Select Pictures (and not in connection with Other HEDL Programs) as defined in Section 3; and

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                  b. The non-exclusive, royalty-free license to use the Licensed
                  Marks in connection with the promotion, marketing, advertising, distribution and sale of Crown's Service (as defined herein), in the Territory, but only for so long as the Select Pictures and Other HEDL Programs (as defined in Section
                  3) constitute at least 50% of the hours of programming per month of the Service (as defined in Section 3) in such country where the Service is distributed.

         2. Limitations. In no event shall Crown be permitted to use the Licensed Marks in combination with any other name besides Crown's. Crown agrees that it will not use any of the Licensed Marks in its corporate name.

         3. Select Pictures, Other HEDL Programs and the Service. "Select Pictures" shall mean television or theatrical motion pictures produced by or at the direction of Hallmark Entertainment Productions, LLC or its subsidiaries. "Other HEDL Programs" shall mean all television or theatrical motion pictures other than Select Pictures acquired by Crown Media International, Inc. from Hallmark Entertainment Distribution, LLC. The "Service" shall mean the distribution of a channel (or network presenting a channel) of the Select Pictures and Other HEDL Programs and other high-quality, family oriented television programming of a character, nature and quality consistent with the image of Hallmark ("Third Party Programs").

         4. Standards.

                  a. Crown acknowledges its familiarity with the high standards of quality and guidelines maintained by Hallmark for the use of the Licensed Marks and the name "Hallmark," and Crown agrees to faithfully maintain these same standards in connection with its programming of the Service, including but not limited to complying with the broadcast standards set forth on Schedule A, as amended by Hallmark from time to time. Furthermore, Crown agrees to comply with any guidelines or rules for use of the Licensed Marks as Hallmark may in its sole discretion, from time to time, promulgate in order to protect the quality image and reputation which the Licensed Marks and the name "Hallmark" presently enjoy and such guidelines or rules shall be incorporated herein as a part of this Agreement.

                  b. Crown acknowledges that Hallmark Cards was founded in 1910, is a privately owned company which enjoys a stellar reputation for excellence, quality, adherence to high ethical and moral values, and whose brand "Hallmark" consistently rates in the top ten brands in the U.S. for consumer recognition, consumer trust and quality. Further, "Hallmark Hall of Fame" productions have won 78 Emmys over the past 40 years. Crown further acknowledges that Hallmark would not grant this trademark

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                  license if it did not control Crown Media International, Inc.,
                  Crown and Hallmark's wholly owned subsidiaries, Hallmark Entertainment, Inc., Hallmark Entertainment Productions, LLC and Hallmark Entertainment Distribution, LLC, which produce and distribute the Select Pictures and Other HEDL Programs for which use of this license is granted.

                  c. Crown agrees to designate an individual at Crown's expense who will be responsible for monitoring the use of the Licensed Marks and ensuring that the Licensed Marks are utilized in accordance with this Agreement and that all required requests for approval are properly submitted to Hallmark.

         5. Approval. Crown agrees to comply with the brand identity standards of the branding committee established by Hallmark ("Branding Committee") which standards shall include, but not be limited to, logo, program headers, visual/verbal standards, uses and positioning of logo, application of logo to any marketing materials, uses by any MSOs, uses in other media such as print advertising. Further, Crown agrees that Select Pictures, Other HEDL Programs and Third Party Programs shall also comply with the broadcast standards on Schedule A as amended by Hallmark from time to time. Crown shall, at the request of Hallmark, submit to Hallmark pictures, programs, film credits, press releases, advertising and promotional materials, and other materials utilizing the Licensed Marks or broadcast on the Service for Hallmark's approval, which may be withheld for any reason. Submissions shall be directed to the attention of Jan Murley, or such other person designated by Hallmark from time to time. The logo attached as Schedule B is approved for use in connection with the Service.

         6. Trademark Protection.

                  a. Hallmark will use its reasonable efforts to maintain existing registrations for the Licensed Marks for use by Crown pursuant to the terms and conditions herein contained.

                  b. Crown agrees to cooperate with Hallmark in obtaining and preserving for Hallmark trademark protection for the Licensed Marks and the name "Hallmark," to execute all documents which in Hallmark's judgment are necessary therefor, and to give Hallmark advance notice of all contemplated uses of the Licensed Marks. Crown agrees to recognize Hallmark's trademark rights in the Licensed Marks and to do nothing in derogation or dilution thereof, either during the term of this Agreement or at any time thereafter. Crown, for itself, its successors and assigns, does hereby absolutely grant, convey, and assign to Hallmark any and all legal and equitable right, title and interest, both tangible and intangible, which it has or may hereafter acquire in the Licensed Marks, including, but not

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                  limited to, any goodwill hereinafter generated or created by it or anyone acting or claiming under it.

                  c. Crown, upon prior written approval from Hallmark, shall have the right to enforce, at Crown's sole expense, its rights in the Licensed Marks granted hereunder against third parties that are or may be infringing the Licensed Marks so as to affect Crown's rights granted hereunder.

                  d. Except as expressly set forth herein, Hallmark shall have the right to take any action without regard to the effect of such action on the rights granted in Section 1 hereof.

         7. Term. The term of this Agreement shall be two years from the date hereof, provided that neither the Distribution Agreement nor this Agreement is terminated sooner in accordance with the terms and conditions set forth therein or herein. No course of dealing, lack of notice of intent not to renew, implied consent or other doctrine of law or equity shall be deemed to give Crown the right to continued use of the Licensed Marks beyond the stated term of this Agreement, or to create any duty (fiduciary or otherwise) on Hallmark to permit any such use beyond the term of this Agreement.

         8. Default. It shall be a Default hereunder in the case of the happening and during the continuance of any of the following:

                  a. Crown distributes any program or picture in connection with the Service which in Hallmark's sole discretion fails to comply with the standards set forth in Section 4 hereof and Crown fails to remove and stop the distribution, exhibition and broadcast of such non-complying program or picture within 10 days of written notice from Hallmark;

                  b. A Default occurs pursuant to Section 8(a) hereof three or more times in any given 12 month period, regardless of whether Crown has removed or stopped within 10 days of written notice from Hallmark.

                  c. Crown uses any of the Licensed Marks other than in accordance with the terms of the grant herein or Crown fails to comply with any term or obligation of this Agreement (other than 8(a) above) and, if curable, fails to cure such unapproved use or breach within 10 days of the date of written notice from Hallmark specifying such breach.

                  d. An event occurs (other than that described in 8(a) above) which with the passage of time or the giving of notice, or both, would constitute an event of default under that certain Program License Agreement dated as of July 1, 1999, as amended from time to time thereafter by and between

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                  Crown Media International, Inc. and Hallmark Entertainment
                  Distribution, LLC (the "Program Agreement") and, if curable, Crown Media International, Inc. fails to cure such event within 10 days of written notice from Hallmark or if the Program Agreement terminates for any reason.

                  e. Crown fails to make any payment when due under any loan agreement with any financial institution and fails to make such payment within 5 days thereafter.

                  f. Auditors determine that Crown is no longer an ongoing concern.

                  g. Crown is in default pursuant to the terms of the Distribution Agreement.

                  h. Crown Media International, Inc. is in default pursuant to the terms of its Amended and Restated Trademark License Agreement with Hallmark dated as of January 26, 2000 as the same may be amended from time to time thereafter.

         9. Termination.

                  a. This Agreement shall terminate immediately and automatically without notice in the event that

                           i. Crown attempts to assign, sublicense, pledge, transfer or otherwise convey by operation of law or otherwise, all or any interest in, directly or indirectly ("Transfer") its rights hereunder;

                           ii. Crown ceases to trade; has a winding up petition or petition for the appointment of an administrator presented against it which is not dismissed or withdrawn within 21 days; goes into voluntary liquidation (other than for the bona fide purposes of amalgamation or reconstruction); makes or offers to make any composition with its creditors; has an administrator, receiver or administrative receiver or similar officer appointed to take over all or a substantial part of its assets and undertaking, and such an appointment is not discharged within 21 days (save where such appointment is pursuant to frivolous third party claims); or stops payment of its debts as and when they fall due or is deemed unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986. In any of the foregoing events, Crown, its receivers, administrators, representatives, trustees or other agents shall have no right to exploit or in any way utilize the Licensed Marks.

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                           iii. The Distribution Agreement is terminated for any
                           reason.

                  b. This Agreement shall terminate immediately with respect to any specific country in the event that the Select Pictures and Other HEDL Programs, collectively comprise less than 50% of the programming of the Service, determined in each country based on actual hours broadcast in such country.

                  c. This Agreement shall terminate immediately upon the occurrence of an event of Default pursuant to Section 8 hereof.

                  d. Upon the termination or expiration of this Agreement, Crown agrees to immediately and permanently discontinue the use of the Licensed Marks, including any adaptations thereof except that in the case of Section 9(b) above, such use shall cease only in such country.

                  e. Crown hereby acknowledges that its misuse of the Licensed Marks or failure to cease the use of the Licensed Marks upon the termination or expiration of such rights or this Agreement will result in damage to Hallmark for which there is no adequate remedy at law. Accordingly, in the event of such misuse or failure, Hallmark shall be entitled to equitable relief by way of temporary and permanent injunctions and such other relief as any court of competent jurisdiction may deem just and proper.

         10. Additional Agreement. Crown hereby agrees that Hallmark and its affiliates shall not have any liability or obligation to Crown on account of the exercise of any of Hallmark's rights or remedies hereunder. Crown hereby waives and releases any right to commence or pursue any legal action (whether suit, counterclaim, cross claim or other action) against Hallmark or any of its affiliates challenging the termination by Hallmark of the trademark license granted herein based on a theory of breach of fiduciary obligation or conflicts of interest of Hallmark or any of its affiliates or similar theories or premised on the exercise of control or influence over management by Hallmark or its affiliates.

         11. Third Party Infringement. Crown shall promptly notify Hallmark of any apparent infringement of any rights granted by Hallmark to Crown hereunder. Hallmark shall have the exclusive right to institute legal action (at its own expense) against the infringer or to otherwise terminate such infringement. Crown shall have no right to make any demands or claims, bring suit, effect any settlements or take any other action with respect to such an infringement without the prior written consent of Hallmark. Crown agrees to cooperate at its cost with Hallmark with respect to any suits or other action taken under this paragraph and that all recoveries for such infringements shall belong to Hallmark. Hallmark may name Crown as a party to any suit against third party infringers if Hallmark, in its sole opinion, determines that it is desirable to any infringement suit.

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         12. Nonassignability. Crown agrees that without the prior written consent of Hallmark it may not Transfer the rights granted hereunder or permit any third party to utilize the Licensed Marks (e.g. as a channel name) other than third party use incidental to Crown's use described in Section 1(b) hereof and any such Transfer shall be null and void ab initio upon such proposed Transfer.

         13. Applicable Law. The validity, construction and performance of this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Missouri, except for clause 9(a)(ii), which shall be governed by, and interpreted in accordance with, the laws of England and Wales. In any dispute relating to this Agreement, the parties hereto submit themselves to the exclusive jurisdiction of the tribunals of the State of Missouri and the United States Courts within the State of Missouri, expressly waiving any venue to which they may be entitled by their present or future domiciles and any objection based on forum non conveniens.

         14. No Agency. Nothing in this Agreement shall be construed to make either party hereto the agent or representative of the other party and neither party shall so hold itself out nor shall either party be liable or be bound by any act or omission of the other party.

         15. Waiver. Failure of either party at any time to require the performance of any provision under this Agreement shall not affect the right of such party to require full performance thereafter and a waiver by either party of a breach of any provision of this Agreement shall not be taken or held to be a waiver of any further or similar breach or as nullifying the effectiveness of such provision.

         16. Amendments. This Agreement expresses the entire understanding of the parties hereto and replaces any prior oral or written agreements concerning the subject matter hereof and Licensee acknowledges that it has not executed this Agreement in reliance upon any promise, agreement, representation or warranty not expressly set forth in this Agreement. No amendment modification, or supplementation hereof shall be effective or binding on either party hereto unless reduced to writing and executed by the duly authorized representatives of both parties hereto.

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         IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

                  HALLMARK CARDS, INCORPORATED

                     /s/ JUDITH WHITTAKER

                  By  Judith Whittaker
                     -------------------------------

                  Title  Executive Vice President
                        ----------------------------

                  CROWN ENTERTAINMENT LIMITED

                     /s/ RUSSEL H. GIVENS, JR.

                  By  Russel H. Givens, Jr.
                     -------------------------------

                  Title  Director
                        ----------------------------

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                                   SCHEDULE A
                     GUIDELINES FOR CROWN MEDIA PROGRAMMING

This section sets forth a summary of Broadcast Standards and Practices policies with which all entertainment programming produced for telecast on the Crown Media Service must conform. Programs must meet appropriate standards of taste and comply with all applicable governmental regulations.

                     A. PURPOSE OF CROWN MEDIA PROGRAMMING

The purpose of Crown Media's programming is to provide families with positive meaningful experiences through high quality entertainment that celebrates the human spirit and caring relationships. The programming should strive to reinforce positive social values, educate and inspire.

                               B. SPECIFIC ISSUES

1. DRUGS AND ALCOHOL

Drug and alcohol abuse are among society's most serious social problems. Crown Media has a duty to ensure that any depiction of drug or alcohol consumption is presented in an appropriate and responsible manner.

All portrayals of alcohol consumption and/or use of legal or illegal drugs should be restricted to situations necessary to plot and/or character delineation. The use of illegal drugs and/or the abuse of legal drugs or alcohol is destructive behavior and shall not be shown as desirable, beneficial or as an effective problem-solver.

Drug and alcohol use should not be glamorized and, when substance abuse is noted, attention should be directed to the adverse consequences of such abuse (e.g. the dangers of driving while intoxicated).

2. LANGUAGE

Language and dialogue must be judged generally acceptable to a mass audience and appropriate to a public medium. Coarse or vulgar language should be avoided. Blasphemy and obscenity are unacceptable.

3. SEXUAL MATERIAL

Sexual scenes must be sensitively handled and contribute to plot or characterization. Gratuitous or overly explicate sexual action is unacceptable and the depiction of physical coercion intended to satisfy prurient interests is to be avoided. The depiction of the act of sexual intercourse is prohibited.

Particular care must be taken in scenes where sex is coupled with violence. Rape must be portrayed as an act of violence, not a sexual act.

In general, nudity is unacceptable. Partial nudity and degrees of undress shall not be used for prurient or exploitative purposes.

4. STEREOTYPES

Characters in Crown Media programs should reflect the wide diversity of our audience, keeping in mind the importance of dignity to every human being. Sensitivity is necessary in the presentation of material relating to age, sex, race, religion, sexual orientation, ethnicity or national derivation to avoid demeaning stereotypes.

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Special precautions must be taken to avoid portrayals and terminology which ridicule or patronize those who are physically or mentally disabled.

5. VIOLENCE

Explicit, excessive gratuitous violence is to be avoided. Programs are not to glamorize violence and/or promote violence as the solution to problems. Depictions of violence in any form must be essential to the development of theme, plot or characterization. The intensity and frequency of violent acts must be limited.

Exceptional care must be taken where children are victims of, or are threatened by acts of violence.

                               C. GENERAL ISSUES

ADVISORIES

There should be no programming for which circumstances (subject matter, treatment, and time period) require the use of special audience advisories in programs or program promotions.

ANIMALS

The use and handling of animals must conform to accepted standards of humane treatment.

CHARITIES

Solicitations within the body of an entertainment program for charities or other non-profit organizations are generally not permitted.

COMMERCIAL MENTIONS/SPONSOR REFERENCES

Extraneous commercial mentions or exposure of commercial names, products or trademarks included in program content are to be minimized and are subject to prior approval by identification of, or references to, a program's sponsor other than previously accepted commercial announcements, billboards, and program titles must be specifically approved in advance by the Hallmark Branding Committee.

CONTROVERSIAL TOPICS

Issues of social importance or controversy must be handled with care. A decision to present such subject matter in an entertainment program should include a determination that the particular program involved is appropriate for the presentation contemplated.

HYPNOSIS

Actual hypnosis techniques may not be demonstrated in detail.

INSTRUCTIONAL CRIMINAL BEHAVIOR

Scenes containing complete and accurate instructions in the use of illegal drugs, harmful devices or weapons, or describing imitable techniques for other illegal activities or evasion of apprehension are not permitted.

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MISLEADING DRAMATIZATIONS, SIMULATIONS AND RECREATIONS

Crown Media programs may not be deceptive to the viewing public in any material respect. In cases where the audience might be misled, appropriate disclaimers are to be used. Programming purporting to present non-fictional material in a non-fictional manner must be accurate with respect to material facts or statements.

The use of techniques or language such as "we interrupt this program" which may cause viewers to believe an actual news report is being presented is not permitted.

PROFESSIONAL PROCEDURES

Dramatization or actual presentation of professional advice and procedures must be accurate and comply with recognized professional practices.

PROMOTIONAL ELEMENTS

Promotional elements such as "teasers" and "trailers," including "promos," must properly reflect the actual nature and content of the program. Certain material acceptable in the context of the program may not be appropriate for inclusion in promotional elements.

PSEUDO-SCIENCES

Program material should not promote belief in the efficacy of occultism, astrology, mind-reading or other pseudo-sciences.

SUBLIMINAL MESSAGES

Audio and video content which is inserted within the body of a program which attempts to convey information below the level of normal viewer awareness is prohibited.

                          D. SPECIALIZED PROGRAM TYPES

1. PROGRAMS INTENDED TO BE VIEWED PRIMARILY BY CHILDREN

Crown Media must be sensitive to the special needs of young people. Crown Media should present educational and pro-social materials and require that producers avoid program content that would have an adverse effect on a child's behavior or development. Acknowledging the audiences' expectation that children's programs will provide young viewers with a positive entertainment experience, producers of children's programs should not only observe the general standards guidelines contained herein, but should be particularly careful with respect to the following:

         a. Characters should not be placed in situations that would provoke excessive or prolonged anxiety in children. Catastrophe and jeopardy should not be extreme as to frighten younger viewers. References to death and/or suicide should be handled with extreme caution.

         b. Characters should reflect the ethnic and racial diversity of Crown Media's audience. It is encouraged that women, minorities, disabled persons and distinctive characters with whom viewers would personally identify (e.g. kids who wear glasses) should be included, but, derogatory stereotypes should be avoided.

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         c. Violence should not be depicted as glamorous or shown as an acceptable solution to problems. The negative consequences of violence should be stressed. To mitigate violence, action sequences should emphasize unrealistic settings, fantasy weapons, and superhuman feats.

         d. Dangerous behavior which could prompt a child to place himself or others in jeopardy should not be shown. Special care should be taken with respect to depicting fire-making techniques or use of electrical devices, especially when such materials are readily available in the viewer's home. Depicting household items as weapons must also be avoided.

         e. Characters should not engage in unlawful, anti-social or self-destructive behavior without suffering negative consequences for their actions. Whenever possible, protagonists should be shown following generally accepted rules of safety (e.g. wearing seatbelts).

         f. Romantic storylines which include acts of affection are generally considered appropriate but should be handled with discretion. Language and storylines that are sexual in nature should be avoided.

         g. Commercial products and references may only be included in programs with Crown Media's approval and must serve a valid entertainment purpose.

         h. Children's programs are generally required to have Separator Devices before and after commercial messages.

2. FACT-BASED PROGRAMS

There shall be no broadcast of any deceptive or misleading programs or program material. Fact-based dramas and presentation must be reviewed for accuracy and producers must provide substantiation when deemed necessary.

3. THEATRICAL FILMS

Theatrical or other programs originally produced for another medium must be reviewed before broadcast and shall comply with all Crown Media Broadcast Standards and Practices.

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